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                                                                    EXHIBIT 10.2

              Deferred Compensation Plan for Non-Employee Directors
                         of Honeywell International Inc.
                (As Amended and Restated Effective May 30, 2003)

1.  Eligibility

               Each member of the Board of Directors (the "Board") of Honeywell International Inc. (the "Corporation") who is not an employee of the Corporation or any of its subsidiaries (a "Director") is eligible to participate in the Deferred Compensation Plan for Non-Employee Directors of Honeywell International Inc. (the "Plan").

2.  Definitions

               (a) Committee. The Corporate Governance Committee of the Board or any successor.

               (b) Common Stock. The publicly traded common stock of the Corporation or any successor.

               (c) Compensation. All amounts payable for services as a Director, including amounts payable for services as a member or chairman of a committee of the Board.

               (d) Elective Deferrals. Compensation deferred by a Director under the Plan after December 31, 1996 (other than Non-Elective Deferrals and Lump-Sum Compensation, as defined below).

               (e) Lump-Sum Compensation. A one-time lump-sum amount for each Director serving on December 31, 1996 who elected such amount in satisfaction of any benefits under the Retirement Plan for Non-Employee Directors of AlliedSignal Inc. (the "Retirement Plan"), which amount is automatically deferred under the Plan.

               (f) Non-Elective Deferrals. Effective January 1 of each year after 2003, $60,000 of annual Compensation for Directors not eligible for a benefit under the Retirement Plan, which amount is automatically deferred under the Plan, provided, however, that (i) with respect to each Director who is a member of the Board on January 1, 2003, a one-time amount equal to $20,000 of annual Compensation for each such Director who is a member of the Board on July 1,







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2003 shall be automatically deferred under the Plan effective as of July 1,
2003, and (ii) with respect to each Director who first became a member of the Board during 2003, a one-time amount equal to the product of (x) $60,000 and (y) the ratio of full months of service as a Board member in 2003 to twelve (12) shall be automatically deferred under the Plan effective as of the date that such Director's term begins.

               (g) Pre-1997 Elective Deferrals. Compensation deferred by a Director under the Plan prior to January 1, 1997.

               (h) Retirement. As used in the Plan, the term "retirement" or "retire" shall include any termination of a Director's Board service except, in the case of Lump-Sum Compensation, any termination which the Board determines to have resulted from gross cause. "Gross cause" means fraud, misappropriation or intentional misconduct damaging to the property or business of the Corporation or any of its subsidiaries, or commission of a crime.

               (i) Secretary. The Secretary of the Corporation.

3.  Investment Options

               Amounts deferred under the Plan shall be invested as described below.

               (a) Pre-1997 Elective Deferrals. These amounts have been credited to a deferred compensation account (the "Director's Account") either (i) in cash with interest as described in paragraphs 5(b) and (c) below or (ii) in shares of Common Stock, as elected by the Director, and will remain in the form elected until paid out.

               (b) Elective Deferrals. A Director may elect to have these amounts credited to the Director's Account in cash (i) with interest as described in paragraph 5(c) below or (ii) which is valued as if invested in one or more of the funds available for investments by participants in the Honeywell Savings and Ownership Plan I as described in paragraph 5(g) below. All such amounts will be paid out in cash.

               (c) Non-Elective Deferrals. These amounts will be credited to the Director's Account on January 1 of each year in the form of equivalent shares of Common Stock, calculated based on the mean between the highest and lowest sales prices of the Common Stock as reported on the New York Stock Exchange Composite Tape for the immediately preceding December 31 (or, if there were no sales on such day, for the last preceding day on which there were sales) and valued as described in paragraph 5(f) below. For any person who becomes a





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Director after January 1, a pro rata portion of the annual amount based on the number of days remaining in the calendar year will be credited to the Director's Account on the Director's first day of service in the form of equivalent shares of Common Stock, calculated based on such mean for the first day of service (or, if there were no sales on such day, for the last preceding day on which there were sales). All such amounts will be paid out in cash after retirement from the Board.

               (d) Lump-Sum Compensation. This amount will be credited to the Director's Account, effective January 1, 1997, either (i) 100% in the form of equivalent shares of Common Stock, calculated based on the mean between the highest and lowest sales prices of the Common Stock as reported on the New York Stock Exchange Composite Tape for December 31, 1996 and valued as described in paragraph 5(f) below, or (ii) 50% in the form of equivalent shares of Common Stock, calculated and valued as described in (i), and 50% in cash with interest at the rate of 10% per annum, as elected by the Director prior to January 1, 1997. All such amounts will be paid out in cash after retirement from the Board.

4.  Participation

               (a)  Elective Deferrals.

                   (i) Time of Election. Prior to the beginning of any calendar year, each Director who is not then participating in the Plan (other than by virtue of Non-Elective Deferrals and/or Lump-Sum Compensation) may elect to participate in the Plan by directing that all or any part of the Director's Compensation which otherwise would have been payable currently for services as a Director during such calendar year shall be credited to the Director's Account as Elective Deferrals. Any person who shall become a Director during any calendar year may elect, within thirty (30) days following the date the Director's term begins, to defer payment of all or any part of the Director's Compensation for the remainder of such calendar year.

                   (ii) Form and Duration of Election. An election to make Elective Deferrals shall be made by written notice executed by the Director and filed with the Secretary. Such election shall continue in effect for succeeding calendar years unless the Director terminates such election by written notice filed with the Secretary. Any such termination shall become effective as of the end of the calendar year in which such notice is given and only with respect to Compensation payable for services as a Director thereafter. Amounts credited to the Director's Account prior to the effective





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         date of termination shall not be affected by such termination and shall be distributed only in accordance with the terms of the Plan.

                  (iii) Adjustment of Future Deferrals. Prior to the beginning of any calendar year, a Director participating in the Plan may file another written notice with the Secretary electing to change the amount of Elective Deferrals to be credited to the Director's Account for services as a Director commencing with such calendar year. Amounts credited to the Director's Account prior to the effective date of such change shall not be affected by such change and shall be distributed only in accordance with the terms of the Plan.

                  (iv) Adjustment of Investment Options. A Director may elect to change the investment options with respect to those portions of the Director's Account applicable to Elective Deferrals which are valued as if invested in one or more of the funds available for investments by participants in the Honeywell Savings and Ownership Plan I. Any such election to reallocate amounts among the investment funds shall be made by written notice executed by the Director and filed with the Secretary, may be made no more often than once each calendar quarter during the 30-day period beginning on the third business day following an earnings release by the Corporation, and shall be effective on the first business day following receipt by the Secretary.

               (b) Non-Elective Deferrals. No participation election is required for Non-Elective Deferrals since the crediting of such amounts to the Director's Account will be automatic.

               (c) Lump-Sum Compensation. No participation election is required for Lump-Sum Compensation since the crediting of such amounts to the Director's Account, in accordance with the irrevocable investment option elected by the Director prior to January 1, 1997, will be automatic.

5.  The Director's Account

               (a) All Compensation which a Director has elected to defer under the Plan shall be credited to the Director's Account consistent with the Director's investment options, as described in paragraph 3. All credits shall be made as unfunded book entries and the Director shall not have any interest in any amounts credited to the Director's Account until distributed in accordance with the Plan.





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               (b) Amounts credited to the Director's Account in cash for services as a Director during 1993 or any prior calendar year shall accrue amounts equivalent to interest commencing on the date such amounts would otherwise have been paid, at a rate per annum for each calendar quarter fixed by the Treasurer of the Corporation at the commencement of such calendar quarter based upon the sum of (i) the average quoted rate for three-month U.S. Treasury Bills for the last full week of the preceding calendar quarter, and (ii) a rate per annum of three percent.

               (c) Amounts credited to the Director's Account in cash for services as a Director during 1994 or any subsequent calendar year, other than cash amounts referred to in Paragraph 5(g), Lump-Sum Compensation and Non-Elective Deferrals, shall accrue amounts equivalent to interest commencing on the date such amounts would otherwise have been paid, at the same rates per annum as those fixed for deferrals with respect to the relevant calendar years under the AlliedSignal Inc. Incentive Compensation Plan for Executive Employees, as amended from time to time.

               (d) Amounts credited to the Director's Account in cash as a result of the conversion of shares or equivalent shares to cash pursuant to paragraph 7(a) shall accrue amounts equivalent to interest commencing on the date of such conversion, at the higher of the two rates provided under paragraphs 5(b) and (c), regardless of the calendar year or years to which the underlying deferral of shares or equivalent shares relates. The determination of which rate is higher shall be made each calendar quarter and, for purposes of such determination, the rate provided under paragraph 5(c) for cash amounts deferred with respect to the then current calendar year shall be compared to the rate provided under paragraph 5(b) for the then current calendar quarter.

               (e) Amounts determined pursuant to this paragraph 5 shall be compounded at the end of each calendar quarter and credited to the Director's Account. Amounts credited to the Director's Account in cash shall continue to accrue amounts equivalent to interest in accordance with paragraphs 5(b), (c) or
(d) until distributed in accordance with the Plan.

               (f) Amounts credited to the Director's Account in shares or equivalent shares of Common Stock shall accrue amounts equivalent to cash or stock dividends as declared by the Board. For Pre-1997 Elective Deferrals, such equivalent amounts shall continue to accrue amounts equivalent to interest or dividends. For Non-Elective Deferrals and Lump-Sum Compensation, such equivalent amounts shall be credited to the Director's Account as if reinvested in Common Stock. Amounts credited to the Director's Account in equivalent shares of Common Stock shall be valued on the same basis as investments by





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participants in the Honeywell Common Stock Fund under the Honeywell Savings and
Ownership Plan I, as indicated in paragraph 5(g).

               (g) Amounts credited to the Director's Account in cash but which are valued as if invested in one or more of the funds available for investment by participants in the Honeywell Savings and Ownership Plan I shall be valued on the same basis as investments by participants in such funds (excluding any charge for expenses and, with respect to the Honeywell Common Stock Fund, excluding any liquidity reserves and assuming reinvestment of dividend equivalents).

6.  Distribution from Accounts

               (a) Form of Election.

                   (i) Pre-1997 Elective Deferrals. The aggregate amount of Pre-1997 Elective Deferrals credited to a Director's Account shall be distributed in accordance with the Director's distribution election in effect at the time such amounts were credited to the Director's Account, as modified (A) effective January 1, 1997 by a Director's special one-time election to take advantage of the Federal Source Tax Law (4 U.S.C. 'SS'114), or (B) effective January 1, 2002, by any Director's election filed pursuant to paragraphs 6(d) and (e) and otherwise consistent with the form and timing restrictions established from time to time by the Committee and consistent with those set forth in below. If no distribution election was in effect, such amounts shall be paid on the first business day of the calendar year immediately following the year in which the Director ceases to be a Director.

                   (ii) Elective Deferrals. At the time a Director makes a participation election pursuant to paragraph 4(a), the Director shall also file with the Secretary a written election with respect to the distribution of the aggregate amount credited to the Director's Account pursuant to such participation election. A Director may elect to receive such amount in one lump-sum payment or in a number of approximately equal installments (provided the payout period does not exceed 15 years). The Director may also elect to have the lump-sum payment or the first installment paid (A) on the first business day of the calendar year immediately following the year in which the Director ceases to be a Director, (B) on the first business day of such calendar year as the Director may elect, or (C) as soon as practicable following the Director's death. Except in the case of the Director's death, in which event paragraph 8 shall govern, subsequent installments shall be paid on the first business day of each succeeding installment period until the entire amount credited to the Director's Account shall have been paid.





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         Absent such an election, except in the case of death, the amount of
         Elective Deferrals in the Director's Account shall be paid on the first business day of the calendar year immediately following the year in which the Director ceases to be a Director.

                   (iii) Lump-Sum Compensation. The aggregate amount credited to a Director's Account as Lump-Sum Compensation shall be distributed in accordance with the distribution election filed by the Director with the Secretary prior to January 1, 1997 or in accordance with any distribution election filed by the Director under paragraph 6(d) or
         (e). Such distribution election shall have included an election to receive such amount in one lump-sum payment or in a number of approximately equal installments (provided the payout period does not exceed 15 years), and an election to have the lump-sum payment or the first installment paid (A) on the first business day of the calendar year immediately following the year in which the Director ceases to be a Director, (B) on the first business day of a calendar year which is such number of years following retirement as the Director may elect, or
         (C) as soon as practicable following the Director's death. Except in the case of the Director's death, in which event paragraph 8 shall govern, subsequent installments shall be paid on the first business day of each succeeding installment period until the entire amount credited to the Director's Account shall have been paid. Absent such an election, except in the case of death, the amount of Lump-Sum Compensation in the Director's Account shall be paid on the first business day of the calendar year immediately following the year in which the Director ceases to be a Director.

                   (iv) Non-Elective Deferrals. Although no participation election is required for Non-Elective Deferrals, each Director prior to the beginning of any calendar year may file with the Secretary a written election with respect to the distribution of the aggregate amount of Non-Elective Deferrals credited to the Director's Account for the next calendar year. Any person who shall become a Director during any calendar year may file with the Secretary before the Director's term begins a written election with respect to the distribution of the aggregate amount of Non-Elective Deferrals credited to the Director's Account for the remainder of such calendar year. Any such election shall continue in effect for Non-Elective Deferrals credited to the Director's Account in succeeding calendar years, unless the Director files a new written election prior to the beginning of any calendar year. A Director may elect to receive such amount in one lump-sum payment or in a number of approximately equal installments (provided the payout period does not exceed 15 years). The Director may also elect to have the lump-sum payment or the first installment paid (A) on the first





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                                       8


         business day of the calendar year immediately following the year in which the Director ceases to be a Director of the Corporation, (B) on the first business day of a calendar year which is such number of years following retirement as the Director may elect, or (C) as soon as practicable following the Director's death. Except in the case of the Director's death, in which event paragraph 8 shall govern, subsequent installments shall be paid on the first business day of each succeeding installment period until the entire amount credited to the Director's Account shall have been paid. Absent such an election, except in the case of death, the amount of Non-Elective Deferrals credited to the Director's Account shall be paid on the first business day of the calendar year immediately following the year in which the Director ceases to be a Director.

               (b) Adjustment of Method of Distribution of Future Deferrals. Whether or not a Director has filed a notice pursuant to paragraph 4(a)(iii) electing to change the amount of Elective Deferrals to be credited to the Director's Account, a Director participating in the Plan may, prior to the beginning of any calendar year, file another written notice with the Secretary electing to change the method of distribution of the aggregate amount of Elective Deferrals credited to the Director's Account for services as a Director commencing with such calendar year. Amounts credited to the Director's Account prior to the effective date of such change shall not be affected by such change.

               (c) Aggregate Amounts. References to the aggregate amounts credited to the Director's Account include accrued amounts equivalent to interest and dividends.

               (d) Changes to Distribution Elections. Notwithstanding the preceding provisions of this paragraph 6, a Director may file a new distribution election with the Secretary with respect to amounts previously credited to the Director's Account (other than with respect to such amounts that are currently payable to the Director in the form of installments). Any new election shall be for a form of payment consistent with the respective payment provisions of paragraph 6(a). The Committee shall reserve the right to accept or reject any such distribution election request by the Director and any such election shall be subject to such restrictions and limitations as the Committee shall determine in its sole discretion, provided that any new distribution election shall generally be required to be filed with the Secretary at least twelve (12) months prior to any scheduled payment date.

               If all or a portion of a Director's Account is determined to be includible in the Director's gross income and subject to income tax at any time prior to the time such Account would otherwise be paid, the Director's Account or that portion





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                                       9


of the Director's Account shall be distributed to the Director without regard to any provision of the Plan to the contrary. For this purpose, an amount is determined to be includible in the Director's gross income upon the earliest of:
(i) a final determination by the Internal Revenue Service addressed to the Director which is not appealed, (ii) a final determination by the United States Tax Court or any other federal court affirming an IRS determination, or (iii) an opinion addressed to the Committee by the tax counsel for the Committee that, by reason of the Code, Treasury Regulations, published Internal Revenue Service rulings, court decisions or other substantial precedent, the amount is subject to federal income tax prior to payment.

               (e) Accelerated Distribution Election. Notwithstanding the preceding provisions of this paragraph 6, a Director may request an immediate withdrawal of all or a portion of such Director's Account at any time, provided, however, that such a request and distribution shall be subject to a penalty and such other restrictions or conditions as may be established by the Committee from time to time, including a restriction that amounts described in paragraph 6(a)(iii) and (iv) shall not be subject to withdrawal prior to the date that the Director ceases to be a Director of the Corporation for any reason. Effective January 1, 2002, the penalty shall be six percent (6%) of the amount requested to be distributed, provided, however, that with respect to amounts credited to the Director's Account in cash as determined under paragraph 5(b), (c) and (d), the penalty shall be the difference between (i) six percent (6%), and (ii) fifty percent (50%) of the amount, if any, by which ten percent (10%) exceeds the interest rate on 10-year U.S. Treasury Bonds on the first business day of the calendar quarter during which the withdrawal request is made.

7.  Change in Control

               (a) Conversion of Shares. Notwithstanding anything to the contrary in the Plan, shares of Common Stock and equivalent shares of Common Stock credited to a Director's Account shall be converted to cash, as soon as practicable following a Change in Control but in no event later than 90 days after the Change in Control, in an amount equal to the total number of shares or equivalent shares of Common Stock, and fractional interests thereof, credited to the Director's Account, multiplied by the Multiplication Factor. "Multiplication Factor" shall mean (A) in the case of an acquisition of Common Stock described in paragraph 7(d)(i), the Acquisition Price per Share, (B) in the event of the occurrence of an Offer as defined in paragraph 7(d)(ii), the Offer Price per Share, (C) in the case of an event described in paragraph 7(d)(iii), the Merger Price per Share, or (D) in the case of a change in the composition of the Board as described in paragraph 7(d)(iv), the highest Fair Market Value per Share of the Common Stock for any day during (i) the ninety-day period ending on or within 89





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days following the date of the Change in Control which the Committee, in its sole discretion, shall select prior to the Change in Control, or (ii) if the Committee shall not have selected a ninety-day period pursuant to clause (i) of this sentence prior to the Change in Control, the ninety-day period ending on the 45th day following the date of the Change in Control. "Acquisition Price per Share" shall mean the greater of (A) the highest price per share stated on the
Schedule 13D or any amendment thereto filed by the holder of 30% or more of the Corporation's voting power which gives rise to the Change in Control, and (B) the highest Fair Market Value per Share of Common Stock during the ninety-day period ending on the date the Change in Control occurs. "Offer Price per Share" shall mean the greater of (A) the highest price per share of Common Stock paid in any Offer, which Offer is in effect at any time during the ninety-day period ending on the date on which the Change in Control occurs, or (B) the highest Fair Market Value per Share of Common Stock during such ninety-day period. Any securities or property which are part or all of the consideration paid for shares of Common Stock in the Offer shall be valued in determining the Offer Price per Share at the higher of (A) the valuation placed on such securities or property by the corporation, person or other entity making such Offer or (B) the valuation placed on such securities or property by the Committee. "Merger Price per Share" shall mean the greater of (A) the fixed or formula price for the acquisition of shares of Common Stock occurring pursuant to such event described in paragraph 7(d)(iii) if such fixed or formula price is determinable on the date on which the Change in Control occurs, and (B) the highest Fair Market Value per Share of Common Stock during the ninety-day period ending on the date on which the Change in Control occurs. Any securities or property which are part or all of the consideration paid for shares of Common Stock pursuant to such event shall be valued in determining the Merger Price per Share at the higher of
(A) the valuation placed on such securities or property by the corporation, person or other entity which is a party with the Corporation to an event described in paragraph 7(d)(iii), or (B) the valuation placed on such securities or property by the Committee. For purposes of this paragraph (7)(a), "Fair Market Value per Share of Common Stock" for any day shall be the mean between the highest and lowest sales prices of Common Stock as reported on the New York Stock Exchange Composite Tape for such day.

               (b) Interest Equivalents. Notwithstanding anything to the contrary in the Plan, in the event of a Change in Control (i) the Plan may not be amended to reduce the formulas contained in paragraph 5 which determine the rate at which amounts equivalent to interest accrue with respect to cash amounts credited to a Director's Account, including cash amounts attributable to the conversion of shares or equivalent shares in a Director's Account pursuant to paragraph 7(a), and (ii) the Plan Administrator referred to in paragraph 10(c) shall fix rates under the formulas contained in paragraph 5 in lieu of the Treasurer of the Corporation.




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                                       11


               (c) Payment on a Change in Control. In the event of a Change in Control, the aggregate amount credited to the Director's Account under the Plan shall be paid in one lump-sum payment as soon as practicable following the Change in Control but in no event more than 90 days after the Change in Control, provided, however, that any election with respect to Pre-1997 Elective Deferrals in which a Director did not elect a lump-sum payment on a Change in Control shall remain in effect. A Director may elect a method of distribution of his Account upon a Change in of Control that is different than the method described in the preceding sentence (provided such method of distribution would be a form of payment permitted under paragraph 6(a)). Any such election shall be made at a time prior to a Change in Control as specified by the Committee and shall be subject to such restrictions and limitations as the Committee shall determine from time to time.

               (d) Definition of Change in Control. For purposes of the Plan, a Change in Control is deemed to occur at the time (i) when any entity, person or group (other than the Corporation, any subsidiary or any savings, pension or other benefit plan for the benefit of employees of the Corporation or its subsidiaries) which theretofore beneficially owned less than 30% of the Common Stock then outstanding acquires shares of Common Stock in a transaction or series of transactions that results in such entity, person or group directly or indirectly owning beneficially 30% or more of the outstanding Common Stock, (ii) of the purchase of shares of Common Stock pursuant to a tender offer or exchange offer (other than an offer by the Corporation) for all, or any part of, the Common Stock ("Offer"), (iii) of a merger in which the Corporation will not survive as an independent, publicly owned corporation, a consolidation, or a sale, exchange or other disposition of all or substantially all of the Corporation's assets, (iv) of a substantial change in the composition of the Board during any period of two consecutive years such that individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the stockholders of the Corporation, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, or (v) of any transaction or other event which the Committee, in its discretion, determines to be a Change in Control for purposes of the Plan.

8.  Distribution on Death

               If a Director should die before all amounts credited to the Director's Account shall have been paid in accordance with the Director's prior elections, the balance in such Account (including all unpaid installments if installment payments had been elected by the Director under paragraph 6) shall be paid as





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                                       12


soon as practicable following the Director's death to the beneficiary designated in writing by the Director and filed with the Secretary of the Corporation. The payable balance shall be paid to the estate of the Director if (a) no such designation has been made or (b) the designated beneficiary shall have predeceased the Director and no further designation has been made. A Director may change the designated beneficiary at any time during the Director's lifetime by filing a subsequent designation in writing with the Secretary of the Corporation.

9.  Payment in the Event of Hardship

               Upon receipt of a request from a Director or a Director's designated beneficiary, delivered in writing to the Secretary, the Committee may cause the Corporation to accelerate payment promptly of all or any part of the unpaid balance credited to the Director's Account (other than amounts credited as Lump-Sum Compensation and Non-Elective Deferrals) if it finds in its sole discretion that continued deferral of such amount would result in hardship to the Director or the person otherwise entitled to receive it. For this purpose, "hardship" means an unanticipated financial emergency that is caused by an event beyond the control of the Director or other person entitled to receive payment and that would result in severe financial hardship to such person if acceleration of payment were not permitted.

10.  Miscellaneous

               (a) The right of a Director to receive any amount credited to the Director's Account shall not be transferable or assignable by the Director, except by will or by the laws of descent and distribution. To the extent that any person acquires a right to receive any amount credited to a Director's Account hereunder, such right shall be no greater than that of an unsecured general creditor of the Corporation. Except as expressly provided herein, any person having an interest in any amount credited to a Director's Account under the Plan shall not be entitled to payment until the date the amount is due and payable. No person shall be entitled to anticipate any payment by assignment, alienation, sale, pledge, encumbrance or transfer in any form or manner prior to actual or constructive receipt thereof.

               (b) The Corporation shall not be required to reserve or otherwise set aside funds or shares of Common Stock for the payment of its obligations hereunder. With respect to Pre-1997 Elective Deferrals, the Corporation shall make available as and when required a sufficient number of shares of Common Stock to meet the needs of the Plan. To the extent that registration of such shares under the Securities Act of 1933 shall be required prior to their resale, the Corporation undertakes to either file a registration statement relating to such





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                                       13


shares or include such shares in another registration statement to be filed within a reasonable time.

               (c) Prior to a Change in Control, the Committee shall interpret the Plan and make all determinations deemed necessary or desirable for the Plan's implementation. The determination of the Committee shall be conclusive. The Committee may obtain such advice or assistance as it deems appropriate from persons not serving on the Committee. The Senior Vice President responsible for Human Resources or other appropriate officer of the Corporation shall, prior to any Change in Control, name as Plan Administrator any person or entity (including, without limitation, a bank or trust company). Following a Change in Control, the Plan Administrator shall interpret the Plan and make all determinations deemed necessary or desirable for the Plan's implementation. The determination of the Plan Administrator shall be conclusive. The Corporation shall provide the Plan Administrator with such records and information as are necessary for the proper administration of the Plan. The Plan Administrator shall rely on such records and other information as the Plan Administrator shall in its judgment deem necessary or appropriate in determining the eligibility of a Director and the amount payable to a Director under the Plan.

               (d) The Board may at any time amend or terminate the Plan provided that no amendment or termination shall impair the rights of a Director with respect to amounts then credited to the Director's Account.

               (e) Each Director participating in the Plan will receive a statement at least quarterly indicating the amounts credited to the Director's Account as of the end of the preceding calendar quarter.

               (f) If adjustments are made to outstanding shares of Common Stock as a result of stock dividends, split-ups, recapitalizations, mergers, consolidations and the like, an appropriate adjustment will also be made in the number of shares or equivalent shares of Common Stock credited to the Director's Account.